Exhibit (h) i. d. 1.

AMENDMENT NO. 1

TO

FUND PARTICIPATION AGREEMENT

AMONG

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

DELAWARE VIP TRUST

DELAWARE MANAGEMENT COMPANY

AND

DELAWARE DISTRIBUTORS, L.P.

THIS AMENDMENT is made and entered into as of the 11th day of December, 2020, amends the Fund Participation Agreement entered into as of the 10th day of October, 2016, (the “Agreement”) by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”); DELAWARE VIP TRUST, an open-end management investment company organized as a statutory trust under the laws of the State of Delaware (the “Fund”); DELAWARE MANAGEMENT COMPANY, (the “Adviser”), a series of Macquarie Investment Management Business Trust (formerly Delaware Management Business Trust), a statutory trust organized under the laws of the State of Delaware and investment adviser to the Fund; and DELAWARE DISTRIBUTORS, L.P. (the “Underwriter”), a limited partnership organized under the laws of the State of Delaware and principal underwriter/distributor of the Fund.

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Section 1.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.9 The Fund or its designee(s) will furnish the Company or its designee, on each Business Day, with the following information as each becomes available: (i) fund identifier (CUSIP), (ii) fund name, (iii) net asset value information as determined at or about the Close of Trading or at such other time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus, (iv) change in net asset value, (v) daily income accrual factors, (vi) dividend information, and (vii) capital gains information (collectively, “Pricing Information”). The Fund or its designee(s) will use best efforts to provide, via email and/or fax, Pricing Information to the Company or its designee by 7:00 p.m. Eastern Time on each Business Day, even when the NSCC is being utilized for fund orders. The Fund or its designee(s) will also furnish the Company a list of pricing and dividend contacts, and a list of after hour contacts in the event Pricing Information needs to be verified after normal operating hours. In no event, however, will the Fund be liable for material errors in calculating or reporting net asset values where such errors are the result of information supplied by the Company or persons under its control.

2.	Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.10 If there are corrections to a Portfolio’s net asset value, the determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that the Fund or its designee provides incorrect Pricing Information to the Company and said error causes a monetary loss to any Account maintained by the Company, then the Fund shall be responsible for compensating the Account(s) so that any Contract owner who has incurred such a loss shall be made whole in accordance with the Fund’s pricing error correction policy. The Fund agrees to compensate the Company for the reasonable costs of any reprocessing activity necessary to adjust the Company’s record-keeping systems as a result of a material error or delay in regards to Pricing Information caused by the Fund or its designee. In the event that any Account experiences a monetary gain from incorrect Pricing Information supplied by the Fund or its designee, the Company shall adjust such Account in accordance with the Fund’s pricing error correction policy. In the event that any Account experiences a monetary gain in excess of $10,000, the Fund shall be responsible for all reasonable and demonstrable expenses incurred by the Company in attempting to recover overpayments. The Company shall submit an invoice to the Fund or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Fund or its agents result in a gain to the Company, the Company shall promptly reimburse the Fund, the applicable Portfolios or its agents for any material losses incurred by the Fund, the applicable Portfolios or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain to Contract owners, the Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund, the applicable Portfolio or its agents. The Company shall then make such reasonable effort, at the expense of the Fund or its agents, to recover the money and repay the Fund, the applicable Portfolios or its agents; but the Company shall not be obligated to take legal action against Contract owners.

3.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

5.	Except as expressly provided in this amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

6.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the parties below have caused this amendment to be executed by their duly authorized officers effective as of the date set forth above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		DELAWARE VIP TRUST

By:	/s/ Michael S. Dunn	By:	/s/ Daniel Geatens

Print Name:	Michael S. Dunn	Print Name:	Daniel Geatens

Title:	Head of Institutional Insurance	Title:	Head, Fund Administration

DELAWARE DISTRIBUTORS, L.P.		DELAWARE MANAGEMENT COMPANY,
a series of Macquarie Investment Management Business Trust

By:	/s/ David Brenner	By:	/s/ Roger Early

Print Name:	David Brenner	Print Name:	Roger Early

Title:	Senior Vice President	Title:	Executive Vice President

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SCHEDULE A

Separate Accounts of Massachusetts Mutual Life Insurance Company participating in Portfolios of the Fund:

•	Massachusetts Mutual Variable Life Separate Account I
•	Massachusetts Mutual Variable Life Separate Account IX

SCHEDULE B

Portfolios and Classes of the Fund now or in the future offered to Separate Accounts of Massachusetts Mutual Life Insurance Company, including, but not limited to:

Portfolio Name	Class of Shares	CUSIP

Delaware VIP® Diversified Income Series	Service Class	246493555
Delaware VIP® Emerging Markets Series	Service Class	246493886
Delaware VIP® High Yield Series	Service Class	246493829
Delaware VIP® International Value Equity Series	Service Class	246493779
Delaware VIP® International Series	Service Class	246493373
Delaware VIP® Limited-Term Diversified Income Series	Service Class	246493571
Delaware VIP® REIT Series	Service Class	246493738
Delaware VIP® Small Cap Value Series	Service Class	246493688
Delaware VIP® Smid Cap Core Series	Service Class	246493845
Delaware VIP® U.S. Growth Series	Service Class	246493597
Delaware VIP® Value Series	Service Class	246493753

Delaware VIP® Diversified Income Series	Standard Class	246493548
Delaware VIP® Emerging Markets Series	Standard Class	246493878
Delaware VIP® High Yield Series	Standard Class	246493811
Delaware VIP® International Value Equity Series	Standard Class	246493761
Delaware VIP® International Series	Standard Class	246493431
Delaware VIP® Limited-Term Diversified Income Series	Standard Class	246493563
Delaware VIP® REIT Series	Standard Class	246493720
Delaware VIP® Small Cap Value Series	Standard Class	246493670
Delaware VIP® Smid Cap Core Series	Standard Class	246493837
Delaware VIP® U.S. Growth Series	Standard Class	246493589
Delaware VIP® Value Series	Standard Class	246493746